SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _______)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to § 240.14a-12

HORIZON BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March 20, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Clarion Inn (formerly the Holiday Inn), 5820 South Franklin Street, Michigan City, Indiana on Thursday, May 7, 2009, at 6:00 p.m. (local time; registration will begin at 5:30 p.m.). To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the meeting and vote in person.

As we began doing last year, we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders by posting the materials on the Internet, and which allow us to provide our shareholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at www.cfpproxy.com/5257. On March 20, 2009, we mailed a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.

The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be the election of directors, the ratification of the independent auditors and an advisory (non-binding) vote to approve executive compensation. We urge you to read these materials carefully.

The Annual Report for the year ending December 31, 2008 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.

We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Craig M. Dwight	Robert C. Dabagia
President and Chief Executive Officer	Chairman of the Board

HORIZON BANCORP

515 Franklin Square

Michigan City, Indiana 46360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2009

To Our Shareholders:

The Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 7, 2009, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Clarion Inn (formerly the Holiday Inn), 5820 South Franklin Street, Michigan City, Indiana.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors: The election of four Directors to serve three-year terms expiring in 2012.

2.	Ratification of Auditors: The ratification of the appointment of BKD, LLP, as independent auditors for 2009.

3.	Advisory Vote on Executive Compensation: The approval of a non-binding, advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement.

4.	Other Business: The transaction of such other business as may properly come before the meeting or any adjournment of the meeting.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 2, 2009.

We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.

This Notice of Annual Meeting and Proxy Statement are posted on the Internet at www.cfpproxy.com/5257. A copy of our Annual Report for the fiscal year ended December 31, 2008, also is posted on the Internet, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

James D. Neff Secretary Michigan City, Indiana March 20, 2009

As shareholders of Horizon, your vote is important. Whether or not you plan to be present in person at the Annual Meeting, it is important that your shares are represented. Please vote as soon as possible.

HORIZON BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 7, 2009

Information About Proxy Materials

Why am I receiving these materials?

The Board of Directors of Horizon Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 7, 2009, at 6:00 p.m. (local time). The meeting will be held at the Clarion Inn (formerly Holiday Inn), 5820 South Franklin Street, Michigan City, Indiana. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We mailed our Notice of Internet Availability of Proxy Materials to our shareholders on March 20, 2009.

What is included in these materials?

These materials include:

●	Our Proxy Statement for the Annual Meeting; and

●	Our 2008 Annual Report, which includes our audited consolidated financial statements.

If you requested a paper copy of these materials by mail, a proxy card also was included.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials. All shareholders receiving the notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Items of Business

What will the shareholders vote on at the Annual Meeting?

Shareholders will vote on the following three proposals:

•	The election of four directors to serve three-year terms;

•	The ratification of the appointment of BKD, LLP, as independent auditors for 2009; and

•	The approval of a non-binding, advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement.

Will there be any other items of business on which to vote?

Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.

Voting Information

Who can vote at the Annual Meeting?

Shareholders of record of Horizon Common Shares as of the close of business on March 2, 2009, the record date, may vote at the Annual Meeting. On the record date, Horizon had 3,254,482 Common Shares outstanding and also had 25,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote my shares?

There are three ways to vote by proxy prior to the Annual Meeting:

By Telephone:	Shareholders located in the United States can vote by telephone by calling 1-866-874-4877 and following the instructions in the notice;
By Internet:	You can vote over the Internet at www.cfpproxy.com/5257 by following the instructions in the notice; or

By Mail:	You can vote by signing, dating and mailing the proxy card sent to you by mail.

We encourage you to vote over the Internet, by telephone or by mailing the proxy card even if you plan to attend the meeting.

All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described below in accordance with the recommendations of the Board of Directors on Proposals 1, 2 and 3 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record as of March 2, 2009, you may vote your shares in person at the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

Can I change my vote after I have voted by telephone, online or mailed my proxy card?

You many change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Horizon’s Secretary (James D. Neff, 515 Franklin Square, Michigan City, Indiana 46360), or by voting in person at the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 2, 2009, the record date, 3,254,482 Common Shares were issued and outstanding.

How many votes are required for the election of directors and the other proposals?

The following votes will be required to approve the proposals:

•	Directors will be elected by a plurality of the votes cast (Proposal 1).

•
The ratification of the independent auditors (Proposal 2) and the advisory vote on executive compensation (Proposal 3) require that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Abstentions and instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Ratification of Independent Auditors) or Proposal 3 (Advisory Vote on Executive Compensation).

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the election of directors and the ratification of auditors.

Who pays the cost of this proxy solicitation?

Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Common Shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, proxies also may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, Horizon Bank, N.A., and their subsidiaries, who will not be specially compensated for such solicitation.

Proposal 1

Election of Directors

The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of twelve members. As required by Horizon’s Amended and Restated Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting. The term of Bruce E. Rampage expires at the Annual Meeting. He has moved from Horizon’s market area and is not standing for re-election

Nominees

The terms of Robert C. Dabagia, Peter L. Pairitz and Spero W. Valavanis will end at the Annual Meeting. The Board of Directors has nominated each of them to serve additional three-year terms as members of the Class of 2012. In addition, Lawrence E. Burnell, a current director of the Bank, is being nominated for election to the Horizon Board of Directors as a member of the Class of 2012. Information on the nominees and the other members of the Board of Directors is provided below.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees

(Item 1 on the Proxy Card)

Members of the Board of Directors

The following table presents biographical information on all of the directors, including the four nominees. All of the directors of Horizon also serve as directors of Horizon Bank, N.A. (the “Bank”).

Name	Age	Business Experience and Service as a Director
Class of 2012
Lawrence E. Burnell	54
Mr. Burnell is the Chief Financial Officer of White Lodging Services Corporation, a national hotel management and development company. He has served on the Board of Directors of the Bank since September 2007. Mr. Burnell qualifies as an audit committee financial expert under SEC rules.

Robert C. Dabagia	70	Mr. Dabagia has served as the Chairman of Horizon since 1998. He served as Chief Executive Officer of Horizon and the Bank until July 1, 2001. He has served on Horizon’s Board of Directors since 1980.
Peter L. Pairitz	53
Mr. Pairitz is a business developer. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Pairitz qualifies as an audit committee financial expert under SEC rules.

Name	Age	Business Experience and Service as a Director
Class of 2012
Spero W. Valavanis	56
Mr. Valavanis is an architect and the President of Design Organization, Inc., an architecture and interior design firm. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Class of 2011
Craig M. Dwight	52
Mr. Dwight has served as the Chief Executive Officer of Horizon and the Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the Chairman and Chief Executive Officer of the Bank since December 1998. He has served on Horizon’s Board of Directors and the Board of Directors of the Bank since 1998.

James B. Dworkin	60	Mr. Dworkin is the Chancellor of Purdue University North Central. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of the Bank since 2002.
Daniel F. Hopp	61
Mr. Hopp is Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of the Bank since 2004.

Robert E. McBride, M.D.	69	Dr. McBride is a retired Pathologist. He has served on the Boards of Directors of Horizon, the Bank and the Bank’s predecessor since 1984.

Class of 2010
Susan D. Aaron	54
Ms. Aaron is the President and Chief Executive Officer of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993. Ms. Aaron qualifies as an audit committee financial expert under SEC rules.

Charley E. Gillispie	61
Mr. Gillispie is Vice President of Administration and Finance at Valparaiso University. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Gillispie qualifies as an audit committee financial expert under SEC rules.

Larry N. Middleton, Jr.	56
Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. in Michigan City, Indiana. He has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993.

Robert E. Swinehart	66
Mr. Swinehart is the retired President and Chief Operating Officer of Emerson Power Transmission Corp. He has served on Horizon’s Board of Directors since 1998 and on the Board of Directors of the Bank since 1996. Mr. Swinehart qualifies as an audit committee financial expert under SEC rules.

Each of the nominees has agreed to serve for the term for which he has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.

Corporate Governance

Director Independence

Annually Horizon’s Board of Directors considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or the Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board of Directors has determined that ten of the twelve members of the Board, including three of the four nominees, qualify as independent directors under the rules of the Securities and Exchange Commission and the NASDAQ Listing Standards. As Chief Executive Officer, Mr. Dwight does not qualify as an independent director. Mr. Dabagia also does not qualify as independent under the NASDAQ Listing Standards since he is considered an employee of Horizon. The independent directors are Susan D. Aaron, Lawrence E. Burnell, James B. Dworkin, Charley E. Gillispie, Daniel F. Hopp, Dr. Robert E. McBride, Larry N. Middleton, Peter L. Pairitz, Robert E. Swinehart and Spero W. Valavanis.

Members of the Audit, Compensation and Nominating Committee must meet all applicable independence tests of the NASDAQ Stock Exchange and Securities and Exchange Commission.

Communications with Directors

Shareholders may communicate directly to the Board of Directions or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.

Shareholders also may communicate concerns, suggestions or questions to any member of the Board of Directors or member of Senior Management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. Ethicspoint is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethicspoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethicspoint, either by web or telephone, are transmitted directly to the Chairperson of the Board of Directors Audit Committee and designated members of Senior Management, without editing or screening.

Code of Ethics

Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp and Horizon Bank, N.A. Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Director Nomination Procedures

Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.

Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting.  Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.

Meetings of the Board of Directors and Committees

Horizon’s Board of Directors held thirteen meetings during 2008. Each director attended 75% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee and the Nominating Committee. Executive sessions of the independent directors are held at least four times a year.

Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of Shareholders, Horizon encourages directors to attend the Annual Meeting. Seven of the twelve members of the Board of Directors attended the 2008 Annual Meeting.

Nominating Committee

The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2008/2009 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Swinehart. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Nominating Committee met three times during 2008. The responsibilities of the Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.

The Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules. The Nominating Committee Charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Audit Committee

Audit Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The Audit Committee members for 2008/2009 are Mr. Gillispie, who serves as Chairperson, Mr. Dworkin, Dr. McBride and Mr. Rampage (until his term ends at the Annual Meeting). In addition, Mr. Swinehart serves as an alternate member of the Committee. The alternate member provides additional Committee expertise and support as needed. The Audit Committee met four times in 2008. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and the Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, the Bank and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The Audit Committee reviews the internal audit procedure of Horizon and the Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.

Horizon’s Board of Directors has determined that directors Charley E. Gillispie and Robert E. Swinehart qualify as “audit committee financial experts” as defined by the SEC rules. Mr. Gillispie has a Bachelor of Arts degree in Business Administration and an M.B.A. in accounting, and is a registered certified public accountant. He has seventeen years of public accounting experience. Mr. Swinehart has an M.B.A. and his experience includes serving with companies in the positions of controller, president and chief operating officer and having responsibility for financial reporting and analysis.

All of the members of the Audit Committee, including Mr. Gillispie, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.

The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was revised in 2007 and in 2008, and the current charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Compensation Committee

Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The members of the Compensation Committee for 2008/2009 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Swinehart. Ms. Aaron serves as an alternate to the Committee to provide additional expertise and support as needed. All of the members of the Compensation Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Compensation Committee met four times in 2008. The Committee reviews all salary and employee benefit issues relating to employees and directors of Horizon, the Bank and their affiliates. The Compensation Committee has adopted a charter, which is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Horizon, the Bank or any of our other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) in recent years. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve Horizon’s business objectives.

During 2007, the Compensation Committee engaged Cook & Co. to assist in the review of the reasonableness of total compensation for the Chief Executive Officer, Chief Financial Officer and other top officers of Horizon. In 2007, 2005, 2003 and 2002, the Compensation Committee engaged Cook & Co. to conduct a peer review of executive compensation. The Cook & Co. reviews are conducted at least every three years and are used to augment other data obtained annually in determining the reasonableness of executive compensation. The Cook & Co. reviews are more extensive and include peer comparison of cash, short-term and long-term compensation. Cook & Co. provided the Compensation Committee with an updated competitive survey in September 2007, and the Compensation Committee used that survey information and other more current third-party data in reaching its decisions on 2008 compensation for the named executive officers. Cook & Co. provides no other services to Horizon.

In 2008, the Compensation Committee engaged Cook & Co. in 2008 for a review limited to Horizon’s long-term equity compensation awards to named executive officers in comparison with peer data and acceptable banking practices. Based on this review, the Compensation Committee determined that Horizon’s long-term equity compensation awards were reasonable when compared with peer and general banking practices. No additional action was taken by the Compensation Committee based on this research.

Performance Reviews

The Compensation Committee conducts an annual review of the performance of Horizon’s President, who also serves as the Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.

In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include traditional financial results, positioning Horizon for future success and compliance issues.

The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, he is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer: strategic leadership, enterprise guardianship, board relationship and financial results. Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies. Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations and ensuring results. Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board. Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.

In conducting the Chief Executive Officer’s performance review for 2008, the Compensation Committee obtained input from all members of the Board. All management compensation, including that of the President and the other executive officers, is performance related.

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs and in making compensation decisions on individual named executive officers.

The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a salary increase for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.

Overview of Compensation Program

The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the same position in similar financial institutions.

During 2008, the Compensation Committee utilized compensation surveys from four independent sources to review and compare Horizon’s top officer compensation. The independent providers of this data were Crowe Chizek and Company, LLC, The Delves Group, SNL Financial and Cook & Co.’s report dated September 2007. The Compensation Committee placed its greatest reliance on the 2007 Cook & Co. report. This review included a study of base pay, bonus and long-term compensation. In 2007, the Cook & Co. survey made competitive comparisons against the following comparison group of 21 Midwest regional banks with assets in the range of $800 million to $1.8 billion, which were selected by Cook & Co. with input from the Committee:

•	Baylake (Sturgeon Bay, WI)

•	Camco Financial (Cambridge, OH)

•	CFS Bancorp (Munster, IN)

•	Community Bank Shares (New Albany, IN)

•	Enterprise Financial Services (Clayton, MO)

•	Firstbank (Alma, MI)

•	German American Bancorp (Jasper, IN)

•	Hawthorn Bancshares (Lees Summit, MO)

•	Home Federal Bancorp (Columbus, IN)

•	Lakeland Financial (Warsaw, IN)

•	Lincoln Bancorp (Plainfield, IN)

•	MBT Financial (Monroe, MI)

•	Mercantile Bancorp (Quincy, IL)

•	Merchants & Manufactures Bancorp (New Berlin, WI)

•	MutualFirst Financial (Muncie, IN)

•	Oak Hill Financial (Jackson, OH)

•	Peoples Community Bancorp (West Chester, OH)

•	Princeton National Bancorp (Princeton, IL)

•	PVF Capital (Solon, OH)

•	QCR Holdings (Moline, IL)

•	West Bancorporation (West Des Moines, IA)

The Compensation Committee intends to employ an independent third party consultant to review executive compensation, including long-term benefits, at least every three years. As mentioned above, in 2007, as in recent years, the Compensation Committee employed Cook & Co.

The following discussion of compensation focuses on the compensation of the six executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. On October 14, 2008, Horizon’s Board of Directors approved a transition plan for its Chief Financial Officer, James H. Foglesong. Pursuant to the plan, Mr. Foglesong continued to serve as Horizon’s Chief Financial Officer until December 31, 2008. Beginning January 1, 2009, Mr. Secor became the Chief Financial Officer, and Mr. Foglesong assumed the role as Horizon’s Chief Risk Officer and Internal Auditor, positions he is expected to occupy until he retires at the age of sixty-five in August 2010.

The named executive officers and their positions with Horizon and the Bank are as follows:

Name	Position

Craig M. Dwight	President and Chief Executive Officer of Horizon; Chairman and Chief Executive Officer of the Bank
James H. Foglesong	Chief Financial Officer of Horizon through December 31, 2008; Chief Risk Officer and Internal Auditor commencing January 1, 2009
Mark E. Secor	Chief Financial Officer of Horizon commencing January 1, 2009; Chief Investment and Asset Liability Manager of the Bank through December 31, 2008
Thomas H. Edwards	Executive Vice President of Horizon; President and Chief Operating Officer of the Bank
James D. Neff	Secretary of Horizon; Executive Vice President – Mortgage Banking of the Bank
Donald E. Radde	Market President, Southwest Michigan and North Central Indiana Markets

TARP Capital Purchase Program; Executive Compensation Restrictions

The Emergency Economic Stabilization Act of 2008 established the Troubled Asset Relief Program (“TARP”). In December 2008, Horizon issued preferred shares and a warrant to purchase Common

Shares to the United States Department of the Treasury pursuant to the TARP Capital Purchase Program. As a participant in the TARP Capital Purchase Program, Horizon is required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued by Horizon under the TARP Capital Purchase Program. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. Under the TARP Capital Purchase Program, Horizon is required to meet certain standards, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

American Recovery and Reinvestment Act: Executive Compensation Restrictions

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law. The ARRA amends, among other changes, the Emergency Economic Stabilization Act and directs the Treasury to issue regulations to implement specified limitations on the compensation paid or accrued by financial institutions that participate in the TARP programs. Certain of the ARRA standards are similar to the EESA standards, but other ARRA standards are new or significantly change the EESA standards. ARRA limitations include the following:

•
Prohibition on Bonus, Retention Awards, or Incentive Compensation Payments:  With certain exceptions, each recipient of TARP assistance is prohibited from paying or accruing any bonus, retention award, or incentive compensation to certain employees during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding. The size of the assistance received by the TARP recipient determines how many of the institution’s employees are subject to this prohibition. Based on Horizon’s participation in the TARP Capital Purchase Program, the prohibition will apply to at least five of Horizon’s most highly compensated employees and such additional employees as determined by the Treasury Secretary. The compensation excluded from this prohibition includes the following:

•
Long-term restricted stock, if it fully vests after the TARP financial assistance is no longer outstanding and if it does not have a value greater than one-third of the employee’s total annual compensation; and

•	Any bonus payment required to be paid pursuant to a written employment contract entered into before February 11, 2009.

•
Prohibition on “Golden Parachute Payments:” A TARP recipient is prohibited from making any “golden parachute payment” to a senior executive officer or any of the next five most highly-compensated employees of the institution during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding. Unlike EESA, which applied the Internal Revenue Code definition of “golden parachute,” the ARRA defines “golden parachute payment” to mean any payment to a senior executive officer for departure from a company for any reason, except “payments for services performed or benefits accrued.”

•
“Clawback” Provision:  A TARP recipient must provide for the recovery of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next twenty most highly–compensated employees of the institution based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

•
Prohibition on Manipulative Compensation Plans:  A TARP recipient is prohibited from having any compensation plan in place that would encourage manipulation of the reported earnings of the institution to enhance the compensation of any of its employees.

•
Policy on Excessive or Luxury Expenditures:  The board of directors of a TARP recipient also must have in place a company-wide policy regarding excessive or luxury expenditures. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operations of the institution.

•
Nonbinding Shareholder Vote on Executive Compensation: During the period a TARP recipient remains subject to an outstanding TARP obligation, the recipient must permit a separate shareholder “say on pay” vote to approve the compensation of senior executive officers. The shareholder vote is non-binding on the TARP recipient’s board of directors, and is not to be construed as overruling any compensation decision made by the board.

•
Treasury Review of Prior Payments to Executives:  The Treasury Secretary will review all bonuses, retention awards or other compensation paid to the five highest paid executive officers and the next twenty most highly compensated employees to determine if such payments were excessive and negotiate for the reimbursement of any excess payments.

There is no stated effective date for executive compensation standards in the ARRA. The Securities and Exchange Commission, which is required to issue regulations related to the “say on pay” requirements, has only issued initial guidance, and that guidance indicates that a non-binding, advisory “say on pay” proposal is required in Horizon’s proxy materials for the 2009 Annual Meeting. Therefore, Horizon has included a proposal to provide shareholders with the right to cast a non-binding, advisory vote at the 2009 Annual Meeting on its compensation of executive officers. For more information, see “Proposal 3 — Advisory Vote on Executive Compensation.”

Many questions regarding the remaining ARRA restrictions will not be clarified until the Treasury and/or SEC issues regulations. Pending the issuance of those regulations, Horizon’s Board of Directors, the Compensation Committee and management are reviewing the requirements of the ARRA, the impact on current and future compensation, and the potential effect on Horizon’s competitive position. The actions required by the ARRA and related considerations may require us to change the form and amount of compensation we pay to our executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation and modifications to existing agreements that provide for certain types of compensation that may now be prohibited. We will work with our executive officers and other affected employees to take such steps as we deem necessary to comply with the ARRA standards.

Except as expressly mentioned otherwise, the discussion of compensation below does not address the effect, if any, compliance with the ARRA may have on our executive compensation program and references to the TARP Capital Purchase Program refer to the requirements as applicable prior to the ARRA.

In addition to the executive compensation provisions, the ARRA contains a mechanism for financial institutions that received assistance under a TARP program to redeem the Treasury’s investment under the program and to voluntarily withdraw from the program. Under this provision, subject to consultation with the TARP recipient’s appropriate federal banking regulator, the Treasury Secretary is required to permit a TARP recipient to repay any assistance previously provided under the TARP to such institution, regardless of whether the institution has replaced those funds from other sources, and regardless of any waiting period previously imposed in the institution’s original agreements with the Treasury. On March 2, 2009, the Treasury issued guidance on the procedures for institutions to follow if they elect to redeem TARP Capital Purchase Program investments. The Treasury’s guidance provides that institutions may elect to redeem all or only a portion of the Treasury investments, and that partial redemptions are subject to a minimum redemption of 25% of the price for which preferred shares were issued to the Treasury.

Our Risk Assessment Program

The Treasury Department has adopted rules that require the compensation committee of a TARP Capital Purchase Program participant to meet at least annually with the financial institution’s senior risk officers to discuss and review the relationship between the financial institution’s risk management policies and practices and the institution’s compensation arrangements with senior executive officers. The purpose of the review is to ensure that the senior executive officer compensation arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the institution.

In light of the current economic and financial environment, and to comply with the Treasury Department’s TARP Capital Purchase Program requirements, on February 10, 2009, Horizon’s Compensation and Audit Committees met with Horizon’s Chief Risk Officer, James H. Foglesong, and representatives from Horizon’s internal auditing firm, Plante & Moran, PLLC. They reviewed and discussed materials provided by Cook & Co., Inc. on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. Then, the committee members and the Chief Risk Officer determined the risks that Horizon faces that could threaten its value and identified the features of Horizon’s executive compensation program that could induce the named executive officers to take those risks. These discussions were held in a private session without the presence of any executive officer.

The committee members identified several risks that could threaten Horizon’s value. These risks include the following.

•	Liquidity – ability to meet funding obligations
•	Credit – asset quality
•	Interest rate risk – risk related to movement in interest rates
•	Operation, including Information Technology
•	Compliance risk
•	Economy
•	Reputation risk

The committee members conducted a risk assessment of Horizon’s incentive compensation plans for 2008 and the plans proposed for 2009 for Horizon’s named executive officers. The purposes of the review were to assure the Compensation Committee and the Board of Directors that the named executive officers are not being incentivized to take undue risks and for the Compensation Committee and the Board of Directors to take the action needed, if any, to mitigate undue risk taking. The risks the Compensation Committee and Audit Committee considered and details of their analyses and conclusions are discussed below in the relevant contexts in this Compensation Discussion and Analysis.

The Bank’s primary market consists of Porter, LaPorte, St. Joseph, Elkhart and Lake Counties Indiana, and Berrien County, Michigan. In this market, the Bank competes with other commercial banks as well as with savings and loan associations, consumer finance companies and credit unions. The Bank also competes, to a more moderate extent, with Chicago money center banks, mortgage banking companies, insurance companies, brokerage houses, other institutions engaged in money market financial services and certain government agencies. Our long-term business objectives require that we increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. We believe that if we are successful in achieving these objectives, the results will inure to the financial benefit of our shareholders. Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by our executive officers is directly related to Horizon and individual performance results.

We recognize that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare. If this were to occur, it could weaken the link between pay and performance, and, therefore, result in less correlation between the compensation delivered to our executives and the return realized by our shareholders. Accordingly, we have designed our executive compensation program to limit and mitigate these possibilities and ensure that our compensation practices and decisions are consistent with Horizon’s risk profile. These features are discussed below.

Incentive Compensation Governing Rules

The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:

a.	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at its sole discretion.

b.
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

c.	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension or individual regulatory sanction.

d.	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

e.	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

Compensation Recovery Policy

Horizon will adhere to a compensation recovery policy designed to comply with the TARP Capital Purchase Program and ARRA standards, which require the recovery or “clawback” of certain bonus or incentive compensation payments based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. In addition, we anticipate that the policy will be sufficiently broad to allow our Compensation Committee to address situations in which executives pursued strategies and took actions that should not have been rewarded.

Stock Ownership Guidelines

Horizon does not have a stock ownership guideline for executive officers. Members of the Board of Directors, in accordance with banking regulations, are required to maintain at least a $1,000 ownership interest in Horizon Common Stock while they serve on the Board. It is also the objective of the Board that directors will accumulate and hold shares while they serve as directors.

Overview of Compensation Elements and Mix

Horizon’s compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:

•	Salary

•	Annual performance-based incentive compensation

•	Long-term equity incentive compensation

•	Stock Awards

•	Retirement and other benefits

•	Perquisites and other personal benefits

To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with those of Horizon and its shareholders, our executive compensation program includes “at risk” compensation. We believe that the allocation of at risk compensation between annual cash incentives and long-term equity incentives is reasonable for Horizon given our business objectives and is comparable to the ratio used by our peer group.

When setting the total compensation for each named executive officer, the Compensation Committee reviews tally sheets indicating the historical amounts paid for each of the elements listed above. Although the Compensation Committee reviewed tally sheets, it did not take any specific action based on that review.

Base Salary

Base salary is the only fixed element of compensation that we provide to our executives and, as described below, is designed to provide payments that are sufficient to meet the essential financial needs of the named executive officers. As a consequence, our incentive compensation arrangements are intended to reward performance if, and only to the extent that, Horizon and our shareholders also benefit financially from the officers’ stewardship. Based on peer data, Horizon’s executive officers’ base compensation for Messrs. Dwight, Edwards, Foglesong, Secor and Radde is approximately at or below the mean for peer averages.1 Mr. Neff’s position is unique for community banks and, therefore, applicable peer data is not readily available.

1 Peer data taken from the Cook 2007 custom compensation survey adjusted for inflation at the rate of 3% per annum.

Annual Incentive Compensation

The annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, preestablished corporate financial and individual performance objectives are achieved. We believe that the design of our Executive Officer Bonus Plan furthers our long-term business plan and ensures that the interests of our executives have been aligned with the interests of our shareholders:

•	Bonus payouts are not based solely on corporate performance, but also require achievement of one or more individual performance objectives;

•	The corporate financial performance objectives are consistent with the corporate financial performance objectives required under Horizon’s long-term incentive compensation plan;

•	Actual performance results for the corporate financial and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the amount of bonus payouts;

•	Amounts payable are subject to recovery by Horizon in the event that they were paid based on financial statements or other criteria that are later proven to be materially inaccurate; and

•
Horizon’s Executive Officer Bonus Plan provides additional shareholder protection by providing that bonuses are paid only if Horizon achieves a certain minimum earnings threshold, and the executive officer is in good standing with Horizon and is not under any individual regulatory sanction.

In addition, the Compensation Committee has not paid discretionary bonuses to executives at any time during the past three years and does not presently intend to pay discretionary bonuses in the event that the actual performance results for the corporate financial and individual performance objectives do not meet or exceed the threshold level for payout under the Executive Officer Bonus Plan.

Long-Term Incentive Compensation

As discussed in detail below, the long-term incentive component of our executive compensation program consists of grants of stock options and restricted stock and other awards that may be granted pursuant to the 2003 Omnibus Equity Incentive Plan. Grants of stock options and restricted stock are subject to vesting requirements. We set the amount of these awards relative to the overall value of our long-term compensation program that we believe is appropriate for accomplishing these purposes, while still providing our executives with the incentive to focus their efforts on earning their long-term incentive awards. Allocating a significant portion of each executive’s long-term equity compensation to restricted stock rather than stock options helps to reduce the likelihood that the options will create an incentive for the executives to engage in risky behavior that would drive up the price of our common stock and maximize exercise proceeds. We believe that the attributes of these awards and plan further our long-term business plan and ensure that the interests of our executives have been aligned with the interests of our shareholders.

Detailed Discussion of Compensation Elements

Base Salary

Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.

Horizon and the Bank entered into employment agreements with Mr. Dwight on December 1, 2006, and with Mr. Edwards on July 16, 2007. The agreements provide that Messrs. Dwight and Edwards will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors, but the adjusted base salary amount may not be less than their base salaries on the date of the agreements, which base salary amount was $280,000 for Mr. Dwight and $179,220 for Mr. Edwards. The agreements replace the change-of-control agreements that the Bank had entered into with Messrs. Dwight and Edwards on October 7, 1999. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control.

The salary of each executive officer is compared to those salaries being paid to executive officers in positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data and Horizon’s salary matrix. Based on Cook & Co.’s 2007 report, the average and highest base cash compensation for a Chief Executive Officer were $298,000 and $520,000 respectively. For Mr. Dwight’s services in 2008 as Chief Executive Officer and President, he was paid a base salary of $300,000, which represented a 4.0% increase over his 2007 salary of $288,400.

The salary increases for the other named executive officers ranged from 3.3% to 4.3%. Mr. Foglesong’s salary was increased to $150,000 from $144,200 (4.0%); Mr. Edwards’ salary was increased to $187,000 from $179,220 (4.3%); Mr. Neff’s salary was increased to $147,000 from $142,140 (3.4%); and Mr. Radde’s salary was increased to $166,000 from $160,645 (3.3%). Mr. Secor joined Horizon in June 2007 and received a salary of $65,000 for the portion of 2007 during which he was employed by Horizon. His 2008 salary was $131,921. These salary increases followed Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data and Horizon’s salary matrix.

Annual, Performance-Based Incentive Compensation

After consultations with compensation consultant Cook & Co. in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Five of the named executive officers, Messrs. Dwight, Foglesong, Edwards, Secor and Radde, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.

To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements. Mr. Dwight’s and Mr. Edwards’ bonuses are paid out in accordance with their Employment Agreements.

As approved by the Compensation Committee, the Company’s bonus matrices for executive officers place heavier weight on financial outcome in order to align bonus payouts with shareholders’ interests. Other bonus factors are aligned with critical strategic issues that position the Company for future success and maintain regulatory compliance.

The weightings for Horizon’s 2008 bonus matrices for each individual participant are as follows (information for Mr. Secor, who served as Chief Investment and Liability Officer, and for Mr. Radde, who serves as Market President for Southwest Michigan and North Central Indiana, are included even though Messrs. Secor and Radde were not executive officers during 2008):

Named Executive Officer & Category	Weighting

Chief Executive Officer
Financial Outcome of the Company	60%
Positioning the Company for Future Success	30%
Compliance and Reputation	10%
Chief Operating Officer and Chief Credit Officer
Financial Outcome of the Company	50%
Financial Outcomes for Areas of Direct Responsibility	35%
Positioning the Company for Future Success	15%
Chief Financial Officer
Financial Outcome of the Company	50%
Positioning the Company for Future Success	20%
Compliance and Reputation	15%
Project Management	15%
Chief Investment and Asset Liability Officer
Financial Outcome of the Company	35%
Positioning the Company for Future Success	20%
Compliance and Reputation	15%
Project Management	30%
Market President Southwest Michigan and North Central Indiana
Financial Outcome of the Company	10%
Financial and Non-Financial Outcomes for Areas of Direct Responsibility	90%

On July 15, 2008, Horizon eliminated the performance measure for commercial and consumer loan growth from the bonus matrix of the Chief Operating Officer and Chief Credit Officer, Mr. Edwards, and the weightings for asset quality and corporate net income were both increased proportionately. These changes will apply in 2009 and are intended to be permanent. The Compensation Committee believes these modifications will better align Mr. Edwards’ target goals with his primary job responsibilities and shareholder interests by placing greater emphasis on asset quality and net income and eliminating loan growth as a factor for his bonus. This reflects Horizons continuing efforts to maintain proper internal controls and focus on asset quality, especially during a period of economic down turn. Although all executive officers of the Bank are encouraged to promote loan growth, this function primarily lies with the Bank’s lending officers, and the Bank believes that the Chief Credit Officer should primarily focus on (and be rewarded for) ensuring that only financially sound loans are placed on the books of the Bank. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee and the Board of Directors in comparison to Horizon’s strategic plan.

The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2008. The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum award is intended to be very difficult to achieve. For 2008, the maximum earnings goal was approximately $1 million above target and the maximum efficiency ratio was approximately 300 basis points better than target. For 2007, the maximum earnings goal was approximately $1.6 million above target and the maximum efficiency ratio goal was better than the average ratio for Indiana publicly traded banks. For the previous two years, the named executive officers did not reach the maximum bonus awards. In 2006, no bonuses were paid since the executives did not achieve the weighted average minimum for all goals. The minimum award for 2007 placed greatest weight on surpassing Horizon’s prior year’s financial outcomes. In 2008, the minimum net income amount for payout was achieved and none of the participants received a below expected performance or corporate value rating, which would have disqualified them from receipt of incentive compensation.

The other non-financial measurements include the following: compliance with rules, regulations and internal controls; positioning the company for long-term growth; organizational development, retention and attraction of good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.

For 2008, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 54%; Mr. Foglesong, 48%; Mr. Secor, 40%; Mr. Edwards, 50%; and Mr. Radde, 40%. Each named executive officer had as a performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2008 being 60% for Mr. Dwight, 50% for Mr. Foglesong, 35% for Mr. Secor, 85% for Mr. Edwards and 85% for Mr. Radde. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements or business unit outcomes. The matrix for each of the executive officers also specifies from two to four other performance measures, each of which is dependent upon the executive officer’s areas of responsibilities and varies from year to year to reflect changes in the primary responsibilities of the office that the executive officer holds. All of Mr. Radde’s performance measurements are measurable outcomes.

In order to earn a bonus award, the Bonus Plan’s participants must achieve an aggregate weighted score of 90% or higher. If the participant achieves the goals for all categories, his aggregate weighted score would be 100%. In 2006, none of the Plan’s participants achieved an aggregate weighted score of greater than ninety percent and, therefore, bonuses were not paid. In 2007, Mr. Dwight, Mr. Foglesong, Mr. Secor, Mr. Edwards and Mr. Radde all exceeded 100% in weighted average scores and earned a bonus award. In 2008, Mr. Dwight, Mr. Foglesong and Mr. Secor all exceeded 100% in weighted average scores and, therefore, earned a bonus award. Mr. Radde did not exceed a weighted average score of 90% and, therefore, did not earn a bonus for 2008. Mr. Edwards’ 2008 bonus is partially based on comparing Horizon’s asset quality performance to peers. The peer data for asset quality is not currently available; therefore, Mr. Edwards’ bonus calculation will be delayed until such data is available. We expect the peer information to be available by the end of March 2009, when peer companies publish their year-end financial results.

In considering Mr. Dwight’s bonus, the Compensation Committee used established goals for 2008 and compared actual results with goals. The goals compared Horizon’s net income compared to plan; Horizon’s efficiency ratio compared to plan; compliance with all rules, laws, regulations and audit standards; reputation of Horizon; positioning Horizon for future growth and expansion; and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning.

The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Foglesong and Secor earned under the Bonus Plan for 2008 are presented below in the Grants of Plan-Based Awards table.

In the joint Compensation Committee and Audit Committee meeting held on February 10, 2009, which was discussed above in connection with Horizon’s risk assessment program, the committees reviewed the Bonus Plan for 2009. Based on that review, the Compensation Committee and the Audit Committee concluded that the plans, as designed for 2009, align the interests of the senior executive officers with those of the shareholders and that the plan designs provide several features to mitigate the senior executive officers from taking undue risk that may threaten the enterprise. The Compensation Committee voted to recommend these modifications to the 2009 Bonus Plan to the Board of Directors for approval. The Board of Directors will consider the recommended modifications at its March 10, 2009 meeting.

Mr. Neff does not participate in the Bonus Plan. The Compensation Committee, in its discretion, however, has authority to award Mr. Neff a bonus equal to a percentage of his salary as an incentive bonus if the Mortgage Warehousing Division of the Bank meets or exceeds certain Return on Equity (ROE) goals for the year, subject to a maximum of $187,500 in incentive compensation per year. The ROE goals and bonus percentage amounts are as follows: 12% ROE: 25%; 15% ROE: 40%; and 20% ROE or above: 50%. If the Mortgage Warehousing Division ROE exceeds the 20% ROE target for a year, Mr. Neff receives an additional bonus equal to 15% of the dollar amount of the net income that exceeds the amount necessary to reach the 20% ROE target. These goals are examined and any resulting bonus is paid quarterly. For 2008, the incentive bonus was paid to Mr. Neff within thirty days following the end of each calendar quarterly period. The amount of the bonus Mr. Neff received for 2008 is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and the Grants of Plan-Based Awards Table included below in this Proxy Statement.

At the February 10, 2009 meeting, the Compensation Committee also considered modifications to Mr. Neff’s 2009 incentive bonus to include annual instead of quarterly payments and to incorporate modifiers for mortgage loan income, asset quality and enterprise risk management. These modifiers could reduce or increase Mr. Neff’s base calculation. Payment of the incentive bonus also would be subject to Horizon’s achievement of a specified minimum amount of net income. The Compensation Committee voted to recommend these changes to Mr. Neff’s 2009 incentive bonus to the Board of Directors for approval. The Board of Directors is expected to consider the recommended changes at its meeting on March 10, 2009.

Long-Term Incentive Program

In 2002, Horizon engaged compensation consultant Cook & Co. to review Horizon’s compensation of its top officers and outside directors. Cook & Co. recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. Horizon’s Board of Directors unanimously adopted the 2003 Omnibus Equity Incentive Plan on January 21, 2003, and the shareholders approved the Omnibus Plan at the Annual Meeting held on May 8, 2003.

The Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including “performance based compensation,” which meet the requirements of Internal Revenue Code Section 162(m), are generally excluded from this deduction limit.

The Compensation Committee administers the Omnibus Plan and may grant the following types of awards:

•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock

•	Performance units

•	Performance shares

•	Any combination of the above

Horizon’s long-term incentive program is based on the grant of stock options and restricted stock. Stock options and restricted stock are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.

In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee takes into consideration independent reports prepared in 2003, 2005 and 2007 by Cook & Co. and other peer data. In general, the 2007 Cook & Co. study found that Horizon’s executive compensation was appropriately balanced between cash and long-term incentives as compared with peer data. Cook & Co.’s peer group consisted of publicly traded financial institutions located in the Midwestern United States with assets in the range of $800 million and $1.8 billion. Please refer to the list of peer group banks used in the Cook & Co. survey, which is included above under “Overview of Compensation Program.”

The stock options that are granted to executive officers are service based and vest in equal annual installments over a five-year period. Awards of restricted stock vest on the fifth anniversary of the date of grant if the executive officer remains employed by Horizon, the Bank or any of their affiliates.

In 2004, Horizon made the following restricted stock awards: Mr. Dwight: 8,000 shares; Mr. Foglesong: 5,000 shares; Mr. Edwards: 7,000 shares; and Mr. Neff: 6,000 shares. Mr. Secor was awarded 5,000 stock options in 2007 as a condition of his joining Horizon. The most recent grants of stock options to any of the other named executive officers were in 2004, when Mr. Foglesong received a grant for 2,000 shares. Based on its review of option and restricted stock awards made under the Omnibus Plan and earlier plans and its consideration of the sources mentioned above, the Compensation Committee determined not to make any additional grants of options or restricted stock to the named executive officers for 2008.

In connection with its acceptance of TARP capital from the Treasury in December, 2008, Horizon entered into agreements with its executive officers providing for the repayment to Horizon of any bonus or incentive compensation paid to those executives if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. These restrictions apply while the executive officers remain Senior Executive Officers (as defined in § 111(a)(1) of the Emergency Economic Stabilization Act of 2008) and during the period in which the Treasury holds an equity position in Horizon under the TARP Capital Purchase Program. This obligation to repay incentive compensation and bonuses applies irrespective of whether the executive officer engaged in any conduct leading to the inaccurate financial statements or performance metric criteria. Effective February 17, 2009, Section 111 of the Emergency Economic Stabilization Act of 2008 was amended to provide, among other things, that TARP recipients, such as Horizon, require that their senior executive officers and any of the next twenty most highly-compensated employees repay any bonus, retention award, or incentive compensation paid to such individuals based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. Moreover, that statute appears to prohibit the payment or accrual of any bonus, retention award or incentive compensation to certain highly compensated employees while the preferred stock Horizon issued under the TARP Capital Purchase Plan remains outstanding. Horizon is consulting with its accountants and legal counsel regarding compliance with these new requirements and will comply with them as necessary.

Stock Bonuses

Prior to January 1, 2007, Horizon maintained an Employee Stock Bonus Plan. On January 1, 2007, the Employee Stock Bonus Plan was restructured as an Employee Stock Ownership Plan (or ESOP). The restructuring provides participants with several additional benefits. New benefits include the addition of a dividend election program and all dividends paid on shares of Horizon stock in the ESOP are 100% vested. The Matching Contribution Account in the Stock Bonus Plan was transferred to the Horizon Bancorp Employee Thrift Plan and the remainder of the Stock Bonus Plan, which is made up of the Discretionary Contributions Account and the Prior ESOP Account, was converted to the ESOP. Matching Contributions are now contributed to the Matching Contributions Account that has been transferred to the Employee Thrift Plan from the Stock Bonus Plan.

Post-Termination Compensation and Benefits

The employment agreements with Messrs. Dwight and Edwards provide for the payment of compensation upon a change in control. Messrs. Foglesong, Secor and Neff, are parties to change-in-control agreements with the Bank. The agreements with the named executive officers are discussed in more detail below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control.

The Employee Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).

The Horizon Bancorp Supplemental Executive Retirement Plan (or Frozen SERP) was originally effective January 1, 1993 and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The Frozen SERP is an unfunded arrangement designed and administered to comply with

Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Committee in its discretion.

Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP. No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP for 2008.

Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (or 2005 SERP) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon Bancorp and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The 2005 SERP is also an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. For 2007, a participant could elect to defer a combined amount to the Employee Thrift Plan and the 2005 SERP of up to 75% of the participant’s total cash compensation, but beginning January 1, 2007, the deferrals to the Employee Thrift Plan are limited separately, and the 2005 SERP maximum deferral percentage is limited to 25%.

Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.

Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.

The amounts allocated to the named executive officers under the 2005 SERP for 2008 are included in the All Other Compensation column of the Summary Compensation Table appearing below.

Perquisites and Other Personal Benefits

Horizon provides minimal perquisites and other personal benefits to its executive officers. Messrs. Dwight and Edwards are provided with country club memberships and cellular telephone service. Mr. Radde is reimbursed for 50% of his annual country club membership dues. The cost of the memberships and/or telephone service is less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.

As discussed above in this Compensation Discussion and Analysis, the American Recovery and Reinvestment Act of 2009 requires the Board of Directors of companies, like Horizon, that participate in TARP programs to adopt a company-wide policy regarding excessive or luxury expenditures, as will be defined by the Treasury Secretary. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operation of the institution. Horizon intends to adopt such a policy after the Treasury issues the applicable regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2008 Annual Report on Form 10-K.

The Compensation Committee certifies that, in compliance with Section 111(b)(2)(A) of the Emergency Economic Stabilization Act of 2008 and the rules promulgated pursuant to EESA by the United States Department of the Treasury, we have the completed the review of the incentive compensation of the named executive officers the incentive compensation of the named executive officers with the Chief Risk Officer to ensure that the incentive compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of Horizon and Horizon Bank.

The ARRA, which was signed into law on February 17, 2009, includes various provisions that apply to compensation arrangements at financial institutions that participate in TARP. The Compensation Committee will review Horizon’s compensation program to determine what steps should be taken to comply with the ARRA and the regulations promulgated pursuant to the ARRA.

This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:

Peter L. Pairitz, Chairperson
Daniel F. Hopp
Robert E. McBride
Robert E. Swinehart
Susan D. Aaron, Alternate

Executive Compensation Tables

The following tables provide information on the 2008 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer and the other four most highly compensated executive officers of Horizon and the Bank. These six individuals are referred to as the “named executive officers.”

Summary Compensation Table for 2008

The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Craig M. Dwight President and Chief Executive Officer	2008	300,000	N/A	37,696	--	102,000		46,450(6)	486,146
	2007 2006	288,400 280,000	N/A N/A	37,696 37,696	-- --	98,056 --	N/A	46,057 42,349	470,209 360,045

James H. Foglesong(7)	2008	150,000	N/A	23,560	2,788	42,000		38,163(8)	256,511
Chief Financial Officer	2007	144,200	N/A	23,560	2,788	33,166	N/A	28,873	232,587
	2006	140,000	N/A	23,560	2,788	--		29,277	195,625

Mark E. Secor(9) Chief Financial Officer	2008	131,921	300	--	6,570	32,980	N/A	8,825(10)	180,596
	2007	65,000	300	--	3,545	12,750		0	81,595

Thomas H. Edwards Executive Vice President	2008	187,000	N/A	32,984	--	--(11)		29,097(12)	249,081
	2007	179,220	N/A	32,984	--	50,182	N/A	24,106	286,492
	2006	174,000	N/A	32,984	--	--		20,856	227,840

James. D. Neff Secretary	2008	147,000	N/A	28,272	4,743	127,618		21,390(13)	329,023
	2007	142,140	N/A	28,272	4,743	76,183	N/A	33,419	284,757
	2006	138,000	N/A	28,272	4,743	136,755		32,913	340,683

Donald E. Radde Market President, Southwest Michigan and North Central Indiana of the Bank	2008	166,000	N/A	23,560	7,054	--		21,952(14)	218,566
	2007 2006	160,645 156,100	N/A 250	23,560 23,560	7,054 6,315	24,145 9,152	N/A	18,152 14,160	233,556 209,537

[1]	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).

[2]
The amount reflects the dollar amount paid under Horizon’s holiday bonus plan, which is available to all employees with the exception of specified executive officers, including Messrs. Dwight, Secor, Edwards, Neff and Radde. Mr. Radde was eligible to receive this amount in 2006. Messrs. Dwight, Secor, Edwards and Radde are eligible to receive annual bonuses under the Executive Officer Bonus Plan, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

[3]
The amounts reflect the dollar amount Horizon recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and include amounts from awards granted prior to 2008. Assumptions used in the calculation of these amounts are included in note 17 to Horizon’s audited financial statements for the fiscal year ended December 31, 2008, which are included in Horizon’s 2008 Annual Report on Form 10−K filed with the Securities and Exchange Commission.

[4]
Messrs. Dwight, Foglesong, Secor, Edwards and Radde received payments under Horizon’s Executive Officer Bonus Plan. The bonus amount for Mr. Neff represents an incentive bonus he receives based on the net profit of the Mortgage Warehouse division. For more information about the Bonus Plan and Mr. Neff’s incentive bonus, see the discussion above in the Compensation Discussion and Analysis.

[5]	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.

[6]
Includes Horizon’s contribution of $6,970 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $9,200 under the Thrift Plan, $25,000 under the SERP and $5,280 in dividends on restricted stock.

[7]	Mr. Foglesong served as Chief Financial Officer through December 31, 2008.

[8]
Includes Horizon’s contribution of $4,740 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $7,327 under the Thrift Plan, $22,896 under the SERP and $3,200 in dividends on restricted stock.

[9]	Mr. Secor joined Horizon in June 2007 and served as Vice President, Chief Investment and Asset Liability Manager until January 1, 2009, when he assumed the position of Chief Financial Officer.

[10]
Includes Horizon’s contribution of $1,736 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $2,677 under the Thrift Plan and $1,417 under the SERP. (Mr. Secor joined Horizon in June 2007.)

[11]
Mr. Edwards’s bonus under the Executive Officer Bonus Plan is based in part on a comparison to peer data that is not currently available.  The data is expected to become available at the end of March 2009, and Horizon will file a Current Report on Form 8-K disclosing information about the bonus if it is determined that Mr. Edwards is entitled to a bonus for 2008.

[12]
Includes Horizon’s contribution of $6,036 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $7,768 under the Thrift Plan, $10,673 under the SERP and $4,620 in dividends on restricted stock.

[13]
Includes Horizon’s contribution of $5,170 under Horizon’s Employee Stock Ownership Plan, and its matching contributions of $7,395 under the Thrift Plan, $4,865 under the SERP and $3,960 in dividends on restricted stock.

[14]
Includes Horizon’s contribution of $5,000 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $7,152 under the Thrift Plan, $6,500 under the SERP and $3,300 in dividends on restricted stock.

As discussed above in the Compensation Discussion and Analysis, Horizon and the Bank have entered into employment agreements with Mr. Dwight and Mr. Edwards. The agreements provide that Mr. Dwight will continue to serve as Horizon’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer for a term of three years, and that Mr. Edwards will continue to serve as Horizon’s Executive Vice President and the Bank’s President and Chief Operating Officer for a term of three years. The terms of each of the agreements will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which the executive officer reaches the age of sixty-three, unless Horizon delivers notice to the executive officer within sixty days prior to the expiration of any one-year period that the term will not be extended.

Each employment agreement also provides that Messrs. Dwight and Edwards will continue to receive an annual base salary equal to the amount being paid to them on the date of the agreement, subject to adjustment. Horizon may terminate Mr. Dwight’s or Mr. Edwards’ employment immediately for “cause” and also may terminate their employment without cause upon not less than thirty days’ prior notice. Messrs. Dwight and Edwards may terminate their employment for “good reason” or upon not less than thirty days’ prior notice without good reason. (The definitions of “cause,” “good reason” and “change in control” specified in the agreements are summarized below under “Potential Payments Upon Termination or Change in Control.”)

If Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, his agreement provides for Horizon to pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and certain other benefits for a two-year period. If Horizon terminates Mr. Edwards’ employment without cause or if Mr. Edwards terminates his employment for good reason, his agreement provides for Horizon to pay him an amount equal to his then-current annual base salary plus an amount equal to the average of his bonuses for the previous two calendar years. If Mr. Edwards’ employment is terminated upon a change in control, the agreement provides for Horizon to pay him an amount equal to twice his then-current salary plus an amount equal to the average of his bonuses for the previous two calendar years. Mr. Edwards’ agreement also provides for him to receive health and certain benefits for a one-year period following his termination without cause, for good reason, or upon a change in control.

Messrs. Dwight’s and Edwards’ agreements also include provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Internal Revenue Code Section 280G and that protect Horizon’s and the Bank’s confidential business information and prohibit competition by Mr. Dwight for a two-year period following the date of his termination. Mr. Edwards’ agreement prohibits him from competing against Horizon for a one-year period.

Grants of Plan-Based Awards

Five of the named executive officers had the opportunity to earn cash bonuses under the Executive Officer Bonus Plan if Horizon met the earnings targets the Compensation Committee had established for 2008. One other named executive officer had an opportunity, subject to the discretion of the Compensation Committee, to earn an incentive bonus for 2008. Detailed descriptions of the Executive Officer Bonus Plan and the incentive bonus opportunity are provided above in the Compensation Discussion and Analysis.

The following table presents the estimated payouts the named executive officers had the opportunity to receive for 2008.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Craig M. Dwight(1)	51,000	102,000	162,000
James H. Foglesong(1)	17,250	34,500	72,000
Mark E. Secor(1)	13,390	26,780	53,560
Thomas H. Edwards(1)	23,375	46,750	93,500
James D. Neff (2)	36,750	58,800	187,500
Donald E. Radde(1)	16,600	33,200	66,400

[1]	Messrs. Dwight, Foglesong, Secor, Edwards and Radde participate in the Executive Officer Bonus Plan.

[2]
Mr. Neff does not participate in the Executive Bonus Plan. As discussed in the Compensation Discussion and Analysis above, he received an incentive bonus granted at the discretion of the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End for 2008

The following table presents information on stock options and restricted stock held by the named executive officers on December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Craig M. Dwight	--	--	N/A	--	--	8,000	100,000	N/A	N/A
James H. Foglesong	2,700	--	N/A	$7.50	01/29/2011	5,000	62,500	N/A	N/A
	1,600	400		$23.56	08/02/2014
Mark E. Secor	1,000	4,000		$27.50	06/18/2017	--	--	N/A	N/A
Thomas H. Edwards	4,020	--	N/A	$6.48	06/20/2010	7,000	87,500	N/A	N/A
	6,000	--		$6.22	12/01/2011
James D. Neff	1,800	--	N/A	$17.93	01/02/2013	6,000	75,000	N/A	N/A
Donald E. Radde	1,600	400		$23.56	08/02/2014
	1,200	1,800	N/A	$26.11	06/30/2016	5,000	62,500	N/A	N/A

[1]	All options have a ten-year life with pro-rata vesting over a five-year period from the grant date.

[2]	The shares represented could not be acquired by the named executive officers as of December 31, 2008.

[3]	Restricted shares granted on August 2, 2004 and will vest on August 2, 2009.

[4]	The market value of these awards is determined by multiplying the number of shares by the closing market price of Horizon’s Common Shares on December 31, 2008.

Option Exercises and Stock Vested for 2008

No options were exercised by named executive officers during 2008 and no restricted stock held by named executive officers vested during 2008.

Nonqualified Deferred Compensation for 2008

The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under the Supplemental Executive Retirement Plan, which is discussed above in the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Craig M. Dwight	50,000	25,000	31,809	0	708,465
James H. Foglesong	45,792	22,896	17,516	0	400,585
Mark E. Secor	2,833	1,417	110	0	4,619
Thomas H. Edwards	21,346	10,673	4,465	0	109,065
James D. Neff	9,730	4,865	16,169	0	349,819
Donald E. Radde	13,000	6,500	1,121	0	33,801

[1]
Executive contributions are included in the “Salary” column of the Summary Compensation Table and Horizon’s contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Horizon and the Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers. As discussed above in the Compensation Discussion and Analysis, the American Recovery and Reinvestment Act of 2009 prohibits the payment of golden parachute payments (defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued) during the period the TARP preferred stock issued by Horizon remains outstanding. This provision of the ARRA would preclude certain payments required to be paid to the named executive officers under the agreements and plans discussed below. We are in the process of evaluating the requirements and will take the actions necessary to comply with the ARRA.

Employment and Change-in-Control Agreements

The Employment Agreement with Mr. Dwight discussed above provides that if Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.

The Employment Agreement with Mr. Edwards discussed above provides that if Horizon terminates Mr. Edwards’ employment without cause, if Mr. Edwards terminates his employment with good reason, or if Mr. Edwards’ employment is terminated upon a change in control of Horizon, Horizon will pay Mr. Edwards an amount equal to his then-current annual base salary, plus the average of his bonus for the prior two years, and Mr. Edwards will receive health and life insurance benefits for a one-year period as well as reimbursement of up to $20,000 for expenses in searching for a new position.

The definitions of the terms “cause,” “good reason” and “change in control” are central to an understanding of the potential payments to the executive officers pursuant to the their agreements. The definitions in the agreements are summarized in the following paragraphs.

Under Messrs. Dwight’s and Edwards’ employment agreements, we have “cause” to terminate the executive officer if he breaches any provision of the agreement, is prohibited from participating in the conduct of the Bank’s affairs pursuant to an order issued under specified provisions of the Federal Deposit Insurance Act, or if he has engaged in any of the specific activities listed in the agreement, including the following:

•	an intentional act of fraud, embezzlement, theft or personal dishonesty;

•	willful misconduct;

•	breach of fiduciary duty involving personal profit in the course of the executive’s employment;

•	intentional wrongful damage to Horizon’s business or property, causing material harm to the Horizon; or

•	gross negligence or insubordination in the performance of the executive’s duties, or the executive’s refusal or repeated failure to carry out lawful directives of the Board.

A termination by the executive officer is for “good reason” if we take any of the following actions without the executive’s prior written consent:

•	require the executive to move his office to a location more than 30 miles from his principal residence;

•
reduce the executive’s then-current annual base salary by 10% or more, unless the reduction is part of an institution-wide reduction and proportionate to the reduction in the base salaries of all other Horizon executive officers;

•
remove the executive from participation in any incentive compensation or performance-based compensation plans, unless we terminate the participation of all of Horizon’s other executive officers in the plans;

•
reduce any material benefit plan or program or deprive the executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all of Horizon’s other executive officers;

•	assignment to the executive of duties and responsibilities materially different from those normally associated with his position as described in the agreement;

•	materially reduce the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment;

•	materially reduce the executive’s secretarial or administrative support; or

•	breach any provision of the agreement.

A “change in control” would include any of the following events:

•
A merger, consolidation or similar transaction involving Horizon or the Bank that results in the shareholders immediately prior to the transaction own owning shares of the surviving or combined entity possessing voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

•	A sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Horizon or the Bank;

•
A tender, exchange, sale or other disposition (other than a disposition of the stock in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than by Horizon, an employee benefit plan of Horizon or the Bank, or members of Horizon’s or the Bank’s board of directors) of shares representing more than 25 percent of the voting power of Horizon or the Bank; or

•
During any period of two consecutive years, the individuals who constituted the Board of Directors as of the date of the executive’s agreement cease for any reason to constitute at least a majority of the Board’s members, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

A Change in Control will not occur, however, if Horizon issues stock in a public offering; in connection with a transaction approved by a majority of shareholders or in which a majority of the shareholders (other than shareholders subject to Exchange Act Section 16(b)) have tendered their shares; or due to stock ownership by any Horizon employee benefit plan.

If Mr. Dwight’s or Mr. Edwards’ employment had terminated in connection with a change in control as of December 31, 2008, Mr. Dwight would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $849,755, and Mr. Edwards would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $265,316. These amounts exclude restricted shares and stock options that vest upon a change in control, which are discussed below.

Two of the other named executive officers, Messrs. Foglesong and Secor, are parties to change of control agreements with the Bank. Mr. Foglesong’s and Mr. Secor’s agreements were amended effective as of January 1, 2009, to reflect the changes in their titles and responsibilities as of that date. In Mr. Secor’s agreement, the definition of “change in control” is the same as the definition described above in connection with the discussion of the employment agreements of Messrs. Dwight and Edwards. Mr. Foglesong’s agreement defines a change of control to include a merger, tender offer, asset sale or other transaction that results in (1) a majority of Horizon’s shareholders prior to the transaction holding less than 50% of the voting securities of Horizon or its successor after the transaction, (2) persons who held less than 20% of the voting securities of Horizon prior to the transaction owning more than 50% of such securities after the transaction; or (3) a majority of the members of the Horizon Board of Directors being persons who were not directors of Horizon at least twenty-four months prior to the transaction.

The agreements of Messrs. Foglesong and Secor provide that upon a change of control, a new term of employment will commence for the executive officer at the same base salary that the executive officer was receiving at the time of the change of control and such salary may not be reduced during the term. For Mr. Foglesong, the new term is for a period of two years, and for Mr. Secor the new term is for a period of one year following the change of control. If the employment of Messrs. Foglesong or Secor had terminated in connection with a change in control as of December 31, 2008, the amounts they would have been paid under their agreements would have been $300,000 for Mr. Foglesong and $133,900 for Mr. Secor.

Mr. Neff also has an agreement with the Bank regarding his employment upon a change in control. The agreement defines “change in control” as it is defined in Mr. Foglesong’s agreement. The agreement provides that the Bank may terminate his employment without cause at any time upon thirty days’ prior notice and that the benefits he would receive will be his benefits for the thirty-day period. The agreement provides that if a change in control occurs, the Bank will continue to employ Mr. Neff as a Senior Vice President at his base salary then in effect for a term of two years following the date of the change in control, but that he will remain subject to termination as provided in the agreement. If Mr. Neff’s employment had terminated in connection with a change in control as of December 31, 2008, he would have been entitled to be paid $13,865 pursuant to the agreement.

If any of Messrs. Dwight, Foglesong, Edwards, Neff or Secor qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Foglesong, Edwards, Neff and Secor currently is considered to be a “key employee.”

Other Benefits Upon Termination or Change in Control

In the event of a change in control of Horizon, the recipient of stock options and shares of restricted stock granted to executive officers under the Omnibus Plan that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. In addition, stock options granted to executive officers will be vested and fully exercisable as of the date of death, disability or retirement of the executive officer.

The Omnibus Plan provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (1) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (2) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (3) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or the Bank; or (4) during any period of two consecutive years individuals who at the date of the adoption of the Omnibus Plan constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

The Omnibus Plan provides, however, that a change in control will not be deemed to have occurred (1) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (2) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Exchange Act; or (3) due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.

If a change in control had occurred as of December 31, 2008, the restricted stock and stock options granted to executive officers that were not previously vested would have become fully vested as of that date. The fair market value of the shares of restricted stock for each executive officer as of December 31, 2008 was as follows: Mr. Dwight, $100,000; Mr. Foglesong, $62,500; Mr. Edwards, $87,500; Mr. Neff, $75,000; and Mr. Radde, $62,500. If a change in control had occurred, or if the executive officers had terminated their employment due to death, disability or retirement as of December 31, 2008, the value realized upon exercise of stock options, for each executive officer, would have been as follows: Mr. Foglesong, $13,500; Mr. Secor, $0; Mr. Edwards, $61,880; Mr. Neff, $0; and Mr. Radde, $0. The outstanding stock option and restricted stock awards to the executive officers are discussed in more detail in the above table and in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2008. The Omnibus Plan is discussed in more detail above in the Compensation Discussion and Analysis.

Section 162(m)

Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m).

As a result of Horizon’s participation in the TARP Capital Purchase Program, Horizon was required to agree that it will be subject to a $500,000 annual deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, for remuneration paid to senior executive officers (as defined in Section 111(a)(1) of the Emergency Economic Stabilization Act of 2008), while the Treasury holds an equity interest in Horizon. The American Recovery and Reinvestment Act of 2009, enacted on February 17, 2009, appears to have limited this restriction to periods when TARP preferred stock is outstanding and not to periods when only TARP warrants to purchase common stock are outstanding. Moreover, during the restricted period there will be no exception under Section 162(m) to this deduction limit for “performance-based compensation” or deferred compensation. Although Horizon retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, Horizon expects that the remuneration of its senior executive officers will remain under the foregoing limits.

Compensation of Directors

The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1)	Total ($)

Susan D. Aaron	23,001	4,999	N/A	N/A	--	--	28,000
Robert C. Dabagia	--	--	N/A	N/A	--	60,000(1)	60,000
James B. Dworkin	22,001	4,999	N/A	N/A	--	--	27,000
Charley E. Gillispie	26,001	4,999	N/A	N/A	--	--	31,000
Daniel F. Hopp	20,001	4,999	N/A	N/A	--	--	25,000
Robert E. McBride, M.D.	20,001	4,999	N/A	N/A	--	--	25,000
Larry N. Middleton	22,001	4,999	N/A	N/A	--	--	27,000
Peter L. Pairitz	24,001	4,999	N/A	N/A	--	--	29,000
Bruce E. Rampage	20,001	4,999	N/A	N/A	--	--	25,000
Robert E. Swinehart	22,001	4,999	N/A	N/A	--	--	27,000
Spero W. Valavanis	21,001	4,999	N/A	N/A	--	--	26,000

[1]	Mr. Dabagia receives a salary of $60,000 for his services to Horizon and receives no director fees.

Horizon paid each of its non-employee directors base compensation totaling $25,000, consisting of a cash retainer of approximately $20,000 and a bonus in Common Shares equal in value to approximately $5,000, for their services in 2008. Active employees of Horizon and/or the Bank receive no separate compensation for their services as directors. The Chairpersons of the Compensation Committee and Loan Committee receive an additional cash amount of $4,000, the Chairperson of the Audit Committee receives an additional $6,000 and the Chairpersons of the Asset Liability Committee, Trust Committee and Long Range Planning Committee receive an additional $2,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.

Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and the Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.

Report of the Audit Committee

This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.

Review with Management and Independent Auditors

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008. In addition, the Audit Committee has discussed with BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the Securities and Exchange Commission.

Charley Gillispie, Chairperson
James B. Dworkin
Robert McBride
Bruce Rampage
Robert E. Swinehart, Alternate

Common Share Ownership by Directors and Executive Officers

The following table sets forth the number and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2009.

Name	Shares Beneficially Owned[1]		Percentage
Directors:
Susan D. Aaron	4,944		*
Lawrence E. Burnell	911	(2)	*
Robert C. Dabagia	35,241	(3)	1.1%
Craig M. Dwight	91,935	(4)	2.8%
James B. Dworkin	1,626	(5)	*
Charley E. Gillispie	2,796	(6)	*
Daniel F. Hopp	997	(7)	*
Robert E. McBride, M.D.	18,807	(8)	*
Larry N. Middleton	6,415	(9)	*
Peter L. Pairitz	9,589		*
Bruce E. Rampage	3,864	(10)	*
Robert E. Swinehart	12,745	(11)	*
Spero W. Valavanis	6,491		*

Name	Shares Beneficially Owned[1]		Percentage
Other Executive Officers:
Thomas H. Edwards	38,136	(12)	1.2%
James H. Foglesong	23,821	(13)	*
James D. Neff	33,694	(14)	1.0%
Mark E. Secor	1,315	(15)	*
Donald E. Radde	9,784	(16)	*
All Directors and Executive Officers as a Group (18 Persons):	303,111	(17)	9.3%

*	Beneficial ownership is less than one percent.

[1]
The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 2, 2009, are included in the number of shares beneficially owned.

[2]	The shares are held by a trust for which Mr. Burnell is the grantor and serves as trustee.

[3]	Includes 3,150 shares that are owned by Mr. Dabagia’s spouse and 25,150 shares held by a trust for which Mr. Dabagia serves as trustee and is a beneficiary.

[4]	Includes 8,000 shares of restricted stock, 58,395 shares owned jointly by Mr. Dwight and his spouse and 25,540 shares held by the Horizon ESOP.

[5]	Includes 1,146 shares owned jointly by Mr. Dworkin and his spouse.

[6]	Includes 2,618 shares owned jointly by Mr. Gillispie and his spouse.

[7]	All shares are owned jointly by Mr. Hopp and his spouse.

[8]	The shares are held by a trust for which Dr. McBride serves as trustee.

[9]	Includes 4,750 shares owned jointly by Mr. Middleton and his spouse and 529 shares owned by his spouse.

[10]	All shares are owned jointly by Mr. Rampage and his spouse.

[11]	Includes 3,614 shares owned jointly by Mr. Swinehart and his spouse and 9,031 shares held in a trust for which Mr. Swinehart serves as trustee and is a beneficiary.

[12]
Includes 7,000 shares of restricted stock, 1,000 shares owned by Mr. Edwards’ spouse, 10,020 vested stock options and stock appreciation rights granted under the 1997 Stock Option Plan and 5,718 shares held by the Horizon ESOP.

[13]
Includes 5,000 shares of restricted stock, 7,445 shares owned jointly by Mr. Foglesong and his spouse, 2,700 vested stock options and stock appreciation rights granted under the 1997 Stock Option Plan, 1,600 vested options granted under the Omnibus Plan and 2,576 shares held by the Horizon ESOP.

[14]	Includes 6,000 shares of restricted stock, 1,800 vested stock options and stock appreciation rights granted under the 1997 Stock Option Plan and 5,194 shares held by the Horizon ESOP.

[15]	Includes 1,000 vested stock options granted under the Omnibus Plan.

[16]
Includes 300 shares held in a trust for which Mr. Radde is the trustee and beneficiary, 5,000 shares of restricted stock, 2,800 vested stock options under the Omnibus Plan and 1,684 shares held by the Horizon ESOP.

[17]
Includes 19,920 shares covered by stock options and stock appreciation rights and 142,875 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.

Stock Ownership of Certain Beneficial Owners

To the best of Horizon’s knowledge, as of December 31, 2008, the only shareholders or group of shareholders beneficially owning more than 5% of the outstanding Common Shares were the following:

(i) the group consisting of Jeffrey L. Gendell, Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Tontine Overseas Associates, L.L.C., who reported in Amendment No. 4 to the Schedule 13G filed with the SEC on February 13, 2009, beneficial ownership of 269,804 Common Shares, representing 8.3% of the Common Shares, and (ii) Wellington Management Company, LLP, which reported in Amendment No. 1 to a Schedule 13G filed on February 14, 2008, beneficial ownership of 321,822 shares, representing 9.9% of the Common Shares.

Darhap & Co., the nominee for Horizon Trust & Investment Management, N.A., a subsidiary of the Bank, held 658,579 Common Shares as of December 31, 2008. Darhap & Co. exercises voting or investment authority with respect to only 50,015 of those shares (representing 1.5% of the outstanding shares).

Certain Business Relationships and Transactions

In accordance with our Audit Committee Charter and NASDAQ requirements, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and the Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chairman of the Audit Committee. For directors, the contact person is the Chairman of the Audit Committee.

Directors and executive officers of Horizon and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during 2008. The Bank expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Proposal 2

Ratification of Appointment of Independent Auditors

BKD, LLP served as Horizon’s independent auditors for 2008. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2009. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.

Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD,

LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon and its shareholders.

Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Audit Committee of the Board of Directors recommends that shareholders vote “For” the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2009 (Item 2 on the Proxy Card).

Auditor Fees and Services

BKD, LLP served as Horizon’s independent auditors for 2008 and 2007. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The Board of Directors has selected BKD, LLP as the independent public accountants for 2009 and is seeking shareholder ratification at the Annual Meeting.

Audit Fees

BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $181,100 for 2008 and $112,600 for 2007. Horizon has paid and is current on all billed fees.

Audit-Related Fees

BKD, LLP’s fees for audit-related services rendered in connection with consultation on financial accounting and reporting issues were $2,000 for 2008 and $7,568 for 2007. All of such fees have been paid.

Tax Fees

BKD, LLP’s fees for tax services were $33,870 for 2008 and $18,000 for 2007. All such fees have been paid.

All Other Fees

There were no other fees for 2008 or 2007.

Board of Directors Pre-Approval

Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD LLP to act as our independent auditor for the two fiscal years ended December 31, 2008. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2008 and 2007 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.

Proposal 3

Advisory Vote on Executive Compensation

Background of the Proposal

The ARRA contains a requirement that financial institutions, like Horizon, that issued preferred stock and warrants to the Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC recently issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say on pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement.

A main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.

Horizon’s Compensation Committee held a joint session with the Audit Committee, Horizon’s Chief Risk Officer and Horizon’s independent internal auditing firm to review executive officers incentive compensation program for any features that may incentivize undue risk taking. The participants in this joint session concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

a.	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at their sole discretion.

b.
Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

c.	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension or individual regulatory sanction.

d.	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

e.	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.

In addition, based on information from compensation consultants and other sources, we believe our compensation levels for our executive officers are at or below peer averages.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on Horizon’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal gives our shareholders the opportunity to endorse or not endorse Horizon’s executive compensation program and policies through the following resolution:

“Resolved, that the shareholders of Horizon Bancorp approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related material in the Proxy Statement for the 2009 Annual Meeting of Shareholders.”

Vote Required and Effect

Approval of Horizon’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “For” approval of this proposal on executive compensation (Item 3 on the Proxy Card)

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Horizon and owners of more than 10% of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the Securities and Exchange Commission. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2008 filing requirements.

Shareholder Proposals for 2010 Annual Meeting

Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2010 Annual Meeting of Shareholders must submit the proposal in writing so that Horizon receives it by November 21, 2009. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360.

Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, which release date for the 2009 Annual Meeting is expected to be on or about March 20, 2009. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws.

Shareholders who wish to nominate candidates or to bring other proposals before the Annual Meeting must submit the proposals in writing to Horizon’s Secretary no later than November 21, 2009. Copies of the Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.

Other Matters

Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.

To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.

We urge you to complete, date and sign the proxy and return it promptly in enclosed envelope.

James D. Neff
Secretary
Michigan City, Indiana
March 20, 2009

Availability of Form 10-K

A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Mary McColl, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K, together with the other proxy materials, also is available on the Internet at www.cfpproxy.com/5257. The Form 10-K and Horizon’s other SEC filings also are available online in the SEC’s EDGAR database at www.sec.gov.

REVOCABLE PROXY
HORIZON BANCORP
ANNUAL MEETING OF STOCKHOLDERS
MAY 7, 2009

6:00 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas H. Edwards, James H. Foglesong or James D. Neff, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of Horizon Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 7, 2009, at 6:00 p.m. (local time), at the Clarion Inn (formerly Holiday Inn), 5820 S. Franklin Street, Michigan City, Indiana, or any adjournment of the Annual Meeting, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE ELECTION OF THE DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed on the other side)

ê FOLD AND DETACH HERE ê

HORIZON BANCORP − ANNUAL MEETING, MAY 7, 2009

YOUR VOTE IS IMPORTANT!

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/5257

You can vote in one of three ways:

1. Call toll free 1-866-874-4877 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/hbnc and following the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

HORIZON BANCORP
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE						For	Against	Abstain
					2.	Ratification of Appointment of BKD, LLP	☐	☐	☐
		For	Withhold	For All Except
1.	Election of Directors	☐	☐	☐			For	Against	Abstain
	Robert C. Dabagia				3.	Advisory Vote on Executive Compensation	☐	☐	☐
Lawrence E. Burnell
	Peter L. Pairitz Spero W. Valavanis				4.	In their discretion, on such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting

(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)
ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE FOUR NOMINEES STATED ABOVE AND FOR PROPOSALS 2 AND 3.

Please indicate your intentions of attending the meeting on May 7, 2009, by completing the section below.
Please be sure to sign and date this proxy card in the box below.		Date				I WILL attend the Annual Meeting.
Number of Persons attending will be ______________
Stockholder sign above Co-holder (if any) sign above
Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

**IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW **

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 7, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

VOTE BY TELEPHONE	VOTE BY INTERNET
Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 7, 2009	Anytime prior to 3:00 a.m., May 7, 2009 go to
1-866-874-4877	https://www.proxyvotenow.com/hbnc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING PROXY MATERIALS: http://www.cfpproxy.com/5257

Your vote is important!